AMENDMENT NUMBER ONE TO THE

MAGNUM HUNTER RESOURCES, INC.

2001 STOCK OPTION PLAN

        WHEREAS, Magnum Hunter Resources, Inc. (the “Corporation”) previously adopted the Magnum Hunter Resources, Inc. 2001 Stock Option Plan (the “Plan”); and

        WHEREAS, the Board of Directors has authorized the amendment of the Plan to increase the number of shares of Common Stock available for grant subject to the approval of shareholders of the Corporation in accordance with Section 13 of the Plan;

        NOW, THEREFORE, the Plan is hereby amended as follows.

1.     Section 4 of the Plan is amended as follows:

4.	SHARES SUBJECT TO PLAN. The Shares subject to the grant of Options and other provisions of this Plan shall be Shares of the Common Stock of the Corporation. Such Shares may he authorized but unissued Shares or may be Shares held as treasury stock. Subject to adjustment in accordance with the provisions of Section 10 hereof, the total number of Shares of Common Stock of the Corporation which may be purchased pursuant to Options granted under the Plan shall not exceed in the aggregate 6,495,000 Shares. In the event that any outstanding Option under the Plan for any reason expires or is terminated prior to the end of the period during which Options may be granted hereunder, the Shares of Common Stock allocable to the unexercised portion of such Option may again be subject to grant under the Plan.

2.     This Amendment shall be effective May 6, 2003, provided shareholders of the Corporation approve of this Amendment within 12 months thereafter.

        IN WITNESS WHEREOF, the Corporation has adopted this Amendment to the 2001 Stock Option Plan this 6th day of May, 2003.

MAGNUM HUNTER RESOURCES, INC. By: /s/ Gary C. Evans
Gary C. Evans, President

MAGNUM HUNTER RESOURCES, INC.
2001 STOCK OPTION PLAN

1.	PURPOSES. This Magnum Hunter Resources, Inc., 2001 Stock Option Plan (herein called the “Plan”) is intended to be an employment incentive and to encourage stock ownership by employees and directors of Magnum Hunter Resources, Inc. (herein called the “Corporation”) and other persons selected hereunder in order to increase their proprietary interest in the Corporation’s success. Options granted under the Plan may qualify as “Incentive Stock Options” as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), if such Options meet the additional requirements of Section 7 hereof.

2.	DEFINITIONS. When used in this Plan, the following terms shall have the meanings set forth below:

(a)	Board” or “Board of Directors” means the Board of Directors of the Corporation.

(b)	“Change in Control” means any of the following:

(i)	Any Person who, as of the effective date of this Plan is unaffiliated with any current shareholder of the Corporation, becomes the beneficial owner of equity securities of the Corporation comprising 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or

(ii)	As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets, sale of securities, contested election, or any combination of the foregoing, the persons who were directors of the Corporation immediately before such transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation or its assets; provided, however, that any individual becoming a director subsequent to the Effective Date of the Plan whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	If at any time: (i) the Corporation shall consolidate or merge with any other Person and the Corporation shall not be the continuing or surviving entity; (ii) any Person shall consolidate or merge with the Corporation, and the Corporation shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be converted into, or exchanged for, stock or other securities of any other Person or cash or any other property; (iii) the Corporation shall be a party to a statutory share exchange with any other Person after which the Corporation is a subsidiary of any other Person; or (iv) the Corporation shall sell or otherwise transfer 50% or more of the assets or earning power of the Corporation and its Parents and Subsidiaries (taken as a whole) to any Person or Persons.

Notwithstanding the foregoing, a Change of Control shall not include any acquisition, merger, or reorganization by the Corporation in which the shareholders of the Corporation immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change in Control only due to the acquisition of Stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Parent or Subsidiary.

(c)	“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time and regulations adopted thereunder.

(d)	“Committee” means a Committee appointed by the Board pursuant to Section 5 to administer the Plan and to perform the functions set forth herein.

(e)	“Common Stock” or “Stock” means the Common Stock of the Corporation, $0.002 par value per share, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

(f)	“Continuous Service” means the service of an individual to the Corporation, as either an Employee or director that is not interrupted or terminated. Except as noted below, Continuous Service shall be measured in whole year segments beginning on the most recent date on which the Optionee commences or recommences service with the Corporation. Unless otherwise required by law or determined by the Board, any interruption or termination of service will require that future Continuous Service begin with the recommencement date. A transfer among corporations that are Parents or Subsidiaries of the Corporation and absences approved under established leave policies of the Corporation will not result in an interruption or termination of Continuous Service.

(g)	“Corporation” means Magnum Hunter Resources, Inc. and any successor(s) thereto.

(h)	“Disability” means the mental or physical disability of an Optionee that precludes the Optionee from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent, as determined by the Committee in its sole discretion. All decisions by the Committee relating to an Optionee’s Disability (including a decision that an Optionee is not disabled), shall be final and binding on all parties.

(i)	“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law as amended from time to time.

(j)	“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) So long as the Common Stock is listed on any established stock exchange or traded on the NASDAQ National Market or the NASDAQ SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(k)	“Incentive Stock Option” or “ISO” means an Option to purchase Stock, granted under Section 7 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

(l)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(m)	“Option” means either an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(n)	“Option Agreement” means a written agreement between the Corporation and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(o)	“Optionee” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(p)	“Parent” means any corporation which directly or indirectly owns at least 50% of the total combined voting power of all classes of stock of the Corporation

(q)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(r)	“Plan” means the Magnum Hunter Resources, Inc. 2001 Stock Option Plan, as herein established and as hereafter amended from time to time.

(s)	“Stock” or “Shares” means the Common Stock of the Corporation.

(t)	“Subsidiary” means a corporation in which the Corporation owns, either directly or through one or more of its Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

3.	ELIGIBILITY.

(a)	The individuals who shall be eligible to participate in the Plan shall be those employees and non-employee directors who perform services for the Corporation or for a Parent or Subsidiary and who are selected by the Board or by a Committee appointed by the Board to administer the Plan. Members of the Board and any such Committee are eligible to be granted Options hereunder.

(b)	Subject to the terms and provisions of the Plan and applicable law, the Board or Committee at any time and from time to time, may grant Options to such individuals who are eligible under paragraph (a). More than one Option may be granted to any such person. Subject to Section 6 and 7 (if applicable) of the Plan, the Board shall have sole and complete discretion in determining the terms of such grant.

(c)	After the Board (or Committee) approves the grant of an Option to an Optionee, it shall promptly so notify the grantee. The grantee so notified must indicate his acceptance of the Option by delivering to the Corporation an executed Option Agreement and such other documents and instruments as the Board may require within 10 business days after receipt of the documentation to be executed. The Option otherwise granted shall automatically lapse at the expiration of such period if the documents required by the Board have not been executed and returned.

4.	SHARES SUBJECT TO PLAN. The Shares subject to the Options and other provisions of this Plan shall be Shares of the Common Stock of the Corporation. Such Shares may be authorized but unissued Shares or may be Shares held as treasury stock. Subject to adjustment in accordance with the provisions of Section 10 hereof, the total number of Shares of Common Stock of the Corporation which may be purchased pursuant to Options granted under the Plan shall not exceed in the aggregate 3,495,000 Shares. In the event that any outstanding Option under the Plan for any reason expires or is terminated prior to the end of the period during which Options may be granted hereunder, the Shares of Common Stock allocable to the unexercised portion of such Option may again be subjected to grant under the Plan.

5.	ADMINISTRATION OF PLAN.

(a)	Subject to paragraph (e), the Plan shall be administered by the Board or by a Committee to which administration of the Plan is delegated by the Board. The Board or Committee, as applicable, may utilize the services and expertise of any employees or agents of the Corporation in carrying out its duties hereunder and delegate ministerial tasks to such persons and may terminate or limit the services of any such employee or agent at any time.

(b)	The Board (or the Committee appointed by the Board) shall have full authority and power to exercise generally such powers and to perform such acts as it deems necessary or advisable to promote the best interests of the Corporation with respect to the Plan and to carry out the purposes of the Plan. Without limiting the generality of the foregoing, the Board (or Committee) shall have the power and authority to take any and all of the following actions:

(i)	designate the eligible persons to whom Options shall be granted hereunder;

(ii)	determine the number of Shares to be covered by each such Option granted hereunder;

(iii)	determine whether an Option granted hereunder is intended to constitute an Incentive Stock Option under Section 422 of the Code;

(iv)	determine all other terms and provisions of Options granted hereunder (which need not be uniform);

(v)	approve one or more forms of Option Agreements for use under the Plan;

(vi)	construe and interpret the provisions of the Plan, the Option Agreements and all Options granted hereunder;

(vii)	establish, amend, and revoke any rules, regulations, forms, guidelines and practices governing the administration or operation of the Plan;

(viii)	to make such determinations and interpretations and to take such other steps in connection with the Plan or the Options granted thereunder as it deems necessary or advisable;

(ix)	correct any defect, supply any information, or reconcile any inconsistency in the Plan or in any Option Agreement in the manner and to the extent that it shall deem expedient;

(x)	designate one or more Employees or agents (whether or not a member of the Board or Committee) to handle the day to day administration of the Plan or specific tasks related to the administration of the Plan; and

(xi)	incur reasonable expenses in the administration of the Plan, which expenses shall be paid by the Corporation.

(c)	If the Plan is administered by the Board, the actions of the Board shall be governed by the Bylaws of the Corporation. The Board may designate (or in the absence of such designation, the Committee shall select) one of its members as its chairman. Similarly, the Board or Committee may designate a secretary of the Committee, who need not be a member of the Committee, to keep the minutes of its proceedings. The Committee may hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members and action so taken shall be fully as effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. Subject to the foregoing, all such actions by the Board or Committee under the Plan or with respect to the Options granted hereunder shall be final and binding on all parties. Notwithstanding the foregoing, no member of the Board or Committee shall vote or participate in discussions concerning the possible grant of an Option hereunder to such member.

(d)	Any right, authority or responsibility of the Board to act with respect to the Plan or Options granted hereunder shall be fully vested in the Committee appointed by the Board and shall apply equally to such Committee, except that the power to amend or terminate the Plan shall be reserved to the Board. Any reasonable expenses incurred by the Board or the Committee in administering the Plan shall be paid by the Corporation.

(e)	Notwithstanding the foregoing, Options may be granted under the Plan to officers and directors only if the terms of such grants are approved by the Board of the Corporation, by a Committee of two or more persons who are non-employee directors, or by the holders of a majority of the outstanding Shares of the Corporation in compliance with section 14 of the Exchange Act and not later than the date of the annual meeting of shareholders next following such grant. Approval of each grant of an Option is not required if the terms and conditions of each grant are fixed in advance and as herein provided. For purposes of this Plan, an officer of the Corporation means its president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function, any other person (whether or not named as an officer) who performs a significant policy-making function for the Corporation. Officers of any Parent or Subsidiary of the Corporation shall be deemed officers of the Corporation if they perform such policy-making functions for the Corporation. A non-employee director means a director of the Corporation who is not currently an officer (as defined in SEC Rule 16a-1(f)) of the Corporation or a Parent or Subsidiary of the Corporation or otherwise currently employed by the Corporation or such Parent or Subsidiary, does not receive compensation, either directly or indirectly, from the Corporation or a Parent or Subsidiary of the Corporation for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to SEC Reg. § 229.404(a), does not possess an interest in any other transaction for which disclosure would be required pursuant to SEC Reg. § 229.404(a), and is not engaged in any business relationship for which disclosure would be required pursuant to SEC Reg. § 229.404(b).

6.	TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS. Each Option granted pursuant to the Plan, whether or not intended to constitute an Incentive Stock Option, shall comply with and be subject to the following terms and conditions:

(i)	Option Agreement. Each Option shall be evidenced by an Option Agreement. The grant of an Option shall not be effective until the Optionee has executed an Option Agreement and returned that agreement to the Board,

(ii)	Exercise Price: The exercise price shall be not less than the Fair Market Value of the Shares of Common Stock of the Corporation on the date of grant of the Option.

(iii)	Number of Shares: The Option Agreement shall state the total number of Shares to which it pertains.

(iv)	Term of Options: Each Option granted under the Plan shall be for a term not in excess of ten (10) years from the date the Option is granted.

(v)	Exercise of Options: An Option granted under the Plan shall be exercisable at such times and in such increments as set forth in the Option Agreement. Options shall be exercised by written notice from the Optionee, in a form prescribed by the Board, delivered in person or by mail to the Secretary of the Corporation or such other person as the Board may designate at the Corporation’s principal executive offices, setting forth the number of Shares with respect to which the Option is to be exercised and accompanied by payment of the exercise price and otherwise in accordance with the Option Agreement. The Board may require that a minimum number of Shares be exercised with respect to such partial exercise of Options granted under the Plan. The Board may also require that the right to exercise an Option expires upon termination of Continuous Service or upon other terms and conditions specified in the Option Agreement. Upon exercise Shares may be subject to such restrictions as determined by the Board.

(vi)	Payment for Shares: Subject to such further restrictions as the Board may require, the purchase price of Shares subject to an Option Agreement may be paid in whole or in part in cash or by bank-certified, cashier’s or personal check subject to collection. If so provided in the Option Agreement, by a promissory note executed by the Optionee. Such note shall be for a term not longer than the maximum term for which an Option could be granted to the Optionee, shall be secured by pledge of the purchased Shares, and shall be subject to such other conditions as the Board may require. The Board shall require that the note or other installment obligation be repaid through payroll deduction and that any note given in payment of Shares acquired pursuant to an Incentive Stock Options bear a reasonable rate of interest. In addition, if so provided in the Option Agreement, any portion of the purchase price of the Shares to be issued may be paid by delivering to the Corporation a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to deliver promptly to the Corporation an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, including any taxes applicable thereto. The Option Agreement may also permit the purchase price of the Shares to be issued to be paid by having a number of Shares withheld that otherwise would be acquired upon such exercise. Any Shares withheld upon exercise as payment of the purchase price shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If Shares allocable to an Option are withheld from Shares otherwise issuable pursuant to such Option in payment of all or a portion of the purchase price or tax withholding obligations under the Option, only the net number of Shares issued by the Company (i.e. the gross number less the Shares delivered or withheld) shall be counted towards the limit in Subsection 4.

(vii)	Vesting and Exercise Schedules: The Options granted hereunder may be subject to such vesting and exercise schedules, which need not be uniform, extending not longer than ten years from the date of grant of such Option, as determined by the Board. If an Optionee terminates Continuous Service before an Option is vested or exercisable, the right to exercise such Option shall be immediately forfeited. No Option may be exercised before it is vested. If not otherwise specified in the Option Agreement, the Option will become 20% vested and exercisable at December 31 following the date of grant. An additional 20% of the Option shall become vested and exercisable at each succeeding December 31.

(viii)	Rights as Shareholder: The holders of Options shall not be or have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares purchasable upon the exercise of any part of an Option unless and until certificates representing such Shares shall have been issued by the Corporation to such holders. If Shares are paid for by a promissory note, the exercising Optionee shall have all rights and privileges of a shareholder at the time of exercise, notwithstanding the existence of such payment obligation, except to the extent that the Optionee shall be in default of the payments for such Shares.

(ix)	Assignment: Except as hereinafter provided, no Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee. The Board may require an Optionee to designate a person who may exercise any Options upon his death. No Option shall be subject to execution, attachment, or similar process. Notwithstanding the above, the Board may, in its sole discretion, permit the transfer, whether gratuitous or for consideration, of some or all of the Optionee’s rights to a Nonstatutory Stock Option in connection with bona fide tax planning transactions of the Optionee that are approved by the Board. The Board may condition its approval of a proposed transfer on the Optionee’s agreement to enter into an indemnification agreement with the Corporation in a form and manner prescribed by the Board for all claims arising in connection with the transfer.

(x)	Noncompetition, etc. The Board may determine the extent to which any Option granted hereunder is subject to a condition that the Optionee refrain from competition with the Corporation, not disclose confidential or proprietary information, or other restrictions and covenants on the actions of the Optionee either prior to or after exercise.

(xi)	Other Terms. Any Option granted hereunder may contain such other and additional terms as determined by the Board from time to time. Such terms and conditions need not be uniform, but may not conflict with the terms of the Plan.

7.	ADDITIONAL CONDITIONS APPLICABLE TO INCENTIVE STOCK OPTIONS. If an Option granted hereunder is intended to constitute an Incentive Stock Option, such Option shall comply with the following requirements in addition to those conditions set forth in Section 6 above.

(a)	Grants to Employees Only. An Incentive Stock Option may be granted only to a person who at the time of grant is an employee of the Corporation or a Parent or Subsidiary, as defined in Section 425 of the Code (including officers and directors who are employees). For purposes of this Section, the status of an employee shall not be terminated by the grant of an authorized leave of absence or by service in the military forces of the United States for a period during which his re-employment rights are protected, provided, in either instance, that such employee returns to active service with the Corporation at the expiration of such authorized leave or military service.

(b)	Maximum Value. The aggregate Fair Market Value (determined as of the date the Option is granted) of Common Stock with respect to which any employee may exercise an Incentive Stock Option granted under this Plan in any calendar year (under all plans of his employer corporation and its Parent or Subsidiary) may not exceed $100,000. If for any reason the aggregate Fair Market Value (determined at the time the Option is granted) of stock with respect to which Options are exercisable hereunder for the first time by any eligible employee during any one calendar year (under this Plan and all other Incentive Stock Option plans of the Corporation or any Parent or Subsidiary of the Corporation) shall exceed $100,000, such Options shall be treated as Options which are not Incentive Stock Options, taking Options into account in the order in which they are granted.

(c)	Additional Limitation 10% Shareholders: If on date of grant of an Incentive Stock Option, the Optionee owns stock possessing 10% or more of the total combined voting power of all classes of stock of his employer corporation or of its Parent or Subsidiary, then (i) the exercise price shall be at least 110% of the Fair Market Value of the Common Stock subject to such Option on the date of grant and (ii) such Option may not be exercised after the expiration of five (5) years from the date the Option is granted.

(d)	Disqualifying Disposition: The Option Agreement for an Incentive Stock Option shall provide that if Shares acquired upon exercise of an Option is disposed of by an Optionee in a disqualifying disposition, within the meaning of Section 422 of the Code, such Optionee shall notify the Board in writing of the date and terms of such disposition. In no event may an Option be treated as an incentive Option if it is exercised more than three (3) months after the date of the Optionee’s termination of employment. A disqualifying disposition by an Optionee shall not affect the status of any other Option granted under the Plan as an Incentive Stock Option.

(e)	Assignment: An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by such Optionee.

8.	STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK. No Stock Appreciation Rights may be granted under the Plan; nor may Shares of restricted stock be issued under the Plan.

9.	TERMINATION OF CONTINUOUS SERVICE.

(a)	Notwithstanding anything in the Plan to the contrary, except as provided hereinafter or in an Option Agreement, if an Optionee’s Continuous Service existing at the Grant Date terminates, the right of an Optionee to exercise any Option granted to him shall terminate on the date that is three months after the effective date of his termination of service. An Optionee who receives severance pay shall not be considered to be in Continuous Service for the period of time represented by such severance pay.

(b)	An Option Agreement may provide that if the exercise of the Option following the termination of the Optionee’s Continuous Service (other than upon the Optionee’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or (ii) thirty (30) days after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act.

(c)	If permitted by his Option Agreement, an Optionee whose Continuous Service terminates as a result of Disability may exercise his Option (to the extent that the Optionee was entitled to exercise it as of the date of termination, unless the Option Agreement expressly provides that the Option may become exercisable for additional Shares after the date of termination), until the earliest of (i) the date that is twelve (12) months after the Optionee’s termination of Continuous Service, or (ii) the date specified in the Option Agreement, or (iii) the expiration of the term of the Option.

(d)	If an Optionee’s Continuous Service terminates due to the death of the Optionee, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance as a result of the Optionee’s death, may exercise any Options granted to the Optionee which were exercisable on the Optionee’s date of death. Such exercise must occur before the earliest to occur of (i) the date that is twelve (12) months after the Optionee’s death, (ii) the date specified in the Option Agreement, or (iii) the expiration of the term of the Option. If an Optionee’s Continuous Service terminates otherwise than due to the death of the Optionee and the Optionee had the right to exercise any Options following such termination, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance as a result of the Optionee’s death, may exercise any Options granted to the Optionee during such time as the Optionee could have exercised such Options if he had not died.

10.	RECAPITALIZATION.

(a)	The existence of this Plan and grant of Options hereunder shall not limit in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure, its business, or any merger or consolidation of the Corporation, or any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Corporation or any other corporation, any sale or transfer of any part of the Corporation’s or any other corporation’s assets or business or any other corporate act whether similar to the events described above or otherwise.

(b)	Without regard to whether Section 11 applies, if the outstanding Shares are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Shares, for a different number or type of Shares, or if additional securities or new or different securities are distributed with respect to such Shares, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of Shares of Common Stock available under the Plan as provided in Section 4 herein; (ii) the type of shares or other securities available for the Plan; (iii) the number of Shares of Common Stock subject to any then outstanding Options under the Plan; and (iv) the exercise price for each share of Common Stock subject to then outstanding Options.

(c)	Any adjustment made pursuant to the provisions of this Section shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of Shares of Stock or securities, cash, or property purchasable subject to each Option shall be sent to each Optionee.

11.	MERGER OR ACQUISITION.

(a)	Subject to any required action by the shareholders, if the Corporation shall be the surviving or resulting corporation in any merger or consolidation, any Option granted hereunder shall pertain to and apply to the securities or rights to which a holder of the number of Shares of Common Stock subject to the Option would have been entitled.

(b)	Notwithstanding any other provision of this Plan, if there is a Change in Control, all outstanding Options shall immediately become fully vested and exercisable unless the Change in Control, or the transaction, event or occurrence causing the Change in Control, was duly and effectively approved in advance by the affirmative vote of a majority of the Board. In addition, in the event of the commencement of a tender or exchange offer which would, if successful, result in a Change of Control or any similar event that the Board determines in its absolute discretion would, if consummated, materially alter the structure or business of the Company, the Board upon written notice to Optionees, may in its absolute discretion do one or more of the following: (i) accelerate outstanding Options by shortening the period during which Options are exercisable, provided that they remain exercisable for at least 10 business days after the date of the notice; (ii) accelerate any vesting schedule to which an Option is subject; (iii) enter into an agreement to have the surviving, resulting or offering corporation grant to the Optionees replacement Options, with appropriate adjustment as to number and kind of securities and exercise prices; or (iv) cancel outstanding Options upon payment to the Optionee in cash with respect to each Option which is then exercisable (including Options which have been accelerated by the Board) of an amount which, in the absolute discretion of the Board, is determined to be equivalent to the difference between (x) the Fair Market Value at the effective time of such dissolution, liquidation, merger, reorganization, sale or other event of the consideration that would be received by the Optionee if the Option had been exercised before such effective time, and (y) the exercise price of each such Option. The actions described in this paragraph may be taken without consideration of any income tax consequences to the Company or to the Optionee.

12.	TERM OF PLAN. The term of this Plan shall be ten years beginning on the effective date determined under Section 16 below. No Option may be granted more than ten years after such effective date of the Plan, but Options theretofore granted may extend beyond that date.

13.	AMENDMENT AND TERMINATION. The Plan may at any time or from time to time be modified or amended by the Board except to the extent that shareholder approval of an amendment is required by Exchange Act or the Code, including any requirement to maintain the status of Options as Incentive Stock Options or to comply with SEC Reg. § 16b-3. The Board may suspend or terminate the Plan at any time. The amendment or termination of the Plan shall not, without the consent of the Optionee, adversely affect any Options previously granted unless required to comply with applicable law.

14.	INVESTMENT INTENT. The Corporation may require that there be presented to and filed with it by any Optionee(s) under the Plan, such evidence as it may deem necessary to establish that the Options or the Shares of Common Stock to be purchased or transferred are being acquired for investment purposes only and not with a view to their distribution. Each Option Agreement entered into with Optionees hereunder and all certificates issued upon of such Option shall contain appropriate legends, determined in the Board’s sole and absolute discretion, covering all applicable restrictions pertaining to the Shares evidenced by such certificates.

15.	INDEMNIFICATION. Except as otherwise provided in Articles of Incorporation or the Bylaws of the

Corporation, the Corporation shall indemnify any member of the Board or any Committee appointed by the Board to administer the Plan who was or is a party or has been threatened to be made a party to any proceeding arising from or in connection with this Plan, or by reason of the fact of being or having been a member of the Board or such Committee, against expenses, judgment, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, except in relation to matters as to which such person shall be adjudged to be liable for negligence in the performance of his duties. Any such indemnification shall be in addition to any other rights to indemnification to which such person may be entitled.

16.	EFFECTIVE DATE; APPROVAL OF SHAREHOLDERS.This Plan shall be effective on the date that it is approved by the affirmative vote of a majority in interest of the holders of stock of the Corporation entitled to vote at meetings of the shareholders of the Corporation under the Corporation’s Certificate of Incorporation, Bylaws and applicable laws. Such approval must be obtained at a regular or special meeting of such holders held within twelve months after the adoption of the Plan by the Board or by the unanimous written consent of such shareholders within such time. No Shares of Common Stock shall be issued pursuant to an Option prior to compliance with all requirements of applicable laws and regulations.

17.	GOVERNMENTAL REGULATIONS.Notwithstanding any of the provisions of this Plan, or of any Option granted under it, the obligation of the Corporation to sell and deliver Shares under such Options shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required, and the Optionee shall agree that the Optionee will not exercise any Option granted hereunder, and that the Corporation will not be obligated to issue any Shares under any such Option, if the exercise thereof or if the issuance of such Shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation of any governmental authority.

18.	MISCELLANEOUS.

(a)	The Corporation shall have the right to deduct or withhold, or require an Optionee to remit to the Corporation, any taxes required by law to be withheld from Options granted or exercised made under this Plan. The Board may require the Optionee to remit to the Corporation the amount of any taxes required to be withheld from such payment in Common Stock, or, in lieu thereof, the Corporation may withhold (or the Optionee may be provided the opportunity to elect to tender) the number of Shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

(b)	Neither the Plan, nor the grant of any Option, or any other action taken, hereunder shall be construed as giving any Optionee or other person any right of employment or service or continuation thereof with the Corporation.

(c)	Proceeds from the sale of Shares pursuant to the exercise of Options hereunder shall constitute general funds of the Corporation and may be used for any purpose determined by the Board.

(d)	This Plan shall be binding on and inure to the benefit of the Corporation, its Parents and Subsidiaries, the Optionee and their respective successors and assigns.

(e)	Any notice required or permitted by the Plan shall be deemed delivered when hand delivered, transmitted by facsimile or e-mail to a telephone number or address provided by the Optionee, or when placed in the United States mail, postage prepaid, in an envelope addressed to the last address of the person to whom the notice is being given, which was communicated to the person giving such notice.

(f)	This plan shall be governed by and construed in accordance with the laws of the State of Texas.

Subject to paragraph (g) below, in the event that any judicial proceedings are instituted concerning the interpretation or enforcement of this Plan, in the event of any dispute concerning the interpretation or enforcement of this Plan, exclusive venue over such proceeds shall be vested in the Courts sitting in Dallas County, Texas.

(g)	NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE HEREUNDER WHICH CANNOT BE RESOLVED BY INFORMAL DISCUSSIONS AND NEGOTIATIONS AMONG THE PARTIES, SUCH DISPUTE SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATION PANEL MAY BE ENTERED IN ANY COURT OR TRIBUNAL OF COMPETENT JURISDICTION. ALL ARBITRATIONS OCCURRING UNDER THIS PARAGRAPH (g) SHALL BE HELD IN DALLAS, TEXAS. THE PARTIES AGREE THAT THE AAA OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION SHALL APPLY TO THE PROCEEDINGS.

(h)	If any provision of the Plan or any Option Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, by a court of competent jurisdiction, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan or Option Agreement overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

(i)	As used in this Plan, the masculine gender shall include the feminine and neuter genders and vice versa. The singular number shall include the plural and vice versa.

IN WITNESS WHEREOF , the Corporation has adopted this 2001 Stock Option Plan this 8th day of December, 2000.

MAGNUM HUNTER RESOURCES, INC. By: /s/ Gary C. Evans
Gary C. Evans, President